United States securities and exchange commission logo





  January 30, 2024

       Marco Wiren
       Chief Financial Officer
       NOKIA CORP
       Karakaari 7
       Fl-02610 Espoo
       Finland

                                                        Re: NOKIA CORP
                                                            Form 20-F
                                                            Filed March 2, 2023
                                                            File No. 001-13202

       Dear Marco Wiren:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




  Sincerely,


  Division of Corporation Finance

  Office of Manufacturing